Table of Contents
INFINITY PROPERTY AND CASUALTY CORPORATION 10-K

EXHIBIT 21
EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT
The following is a list of subsidiaries of Infinity at December 31, 2017. Except as otherwise noted, all corporations are subsidiaries of Infinity and, if indented, subsidiaries of the company under which they are listed.

Name of Company	Incorporated	Percentage of Ownership
Hillstar Insurance Company (a)	Indiana	100
Infinity Financial Centers, LLC	Delaware	100
Infinity Insurance Company	Indiana	100
Infinity Insurance Agency, Inc.	Georgia	100
Infinity Agency of Texas, Inc.	Texas	100
Infinity Assurance Insurance Company	Ohio	100
Infinity Auto Insurance Company	Ohio	100
Leader Group, Inc.	Ohio	100
Leader Managing General Agency, Inc.	Texas	100
Infinity Casualty Insurance Company	Ohio	100
Infinity County Mutual Insurance Company	Texas	(b)
Infinity Indemnity Insurance Company	Indiana	100
Infinity Preferred Insurance Company	Ohio	100
Infinity Safeguard Insurance Company	Ohio	100
Infinity Security Insurance Company	Indiana	100
Infinity Select Insurance Company	Indiana	100
Infinity Standard Insurance Company	Indiana	100
Infinity Property and Casualty Services, Inc.	Georgia	100
Casualty Underwriters, Inc.	Georgia	100
The Infinity Group, Inc.	Indiana	100
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(a)    Hillstar Insurance Company is merged into Infinity Insurance Company as of January 1, 2018.
(b)    Denotes company that is affiliated but not owned.